AMENDMENT NO. 8

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective January 1, 2024, the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM is hereby amended to reflect changes in the Fee schedule. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ Michael W. Kremenak

Michael W. Kremenak President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey D. Cloutier

Jeffrey D. Cloutier
Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective January 1, 2024)

Fund	Fee

1. Thrivent Core Short-Term Reserve Fund	$100,000

2. Thrivent Core Emerging Markets Debt Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

3. Thrivent Core International Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

4. Thrivent Core Low Volatility Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

5. Thrivent Core Emerging Markets Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

6. Thrivent Core Small Cap Value Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.

7. Thrivent Core Mid Cap Value Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $80,000.